UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

LUXEYARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-168066	30-0473898
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

8884 Venice Blvd.
Los Angeles, California	90034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 488-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On October 8, 2012, our Board of Directors elected Ashu Ladha and Guy Elhanany as directors of the Company. Ashu Ladha and Guy Elhanany were each elected to serve on the Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”). Our Board of Directors also approved the establishment of the Audit Committee and appointed Ashu Ladha and Guy Elhanany as members of the Audit Committee.

The biographical information regarding the new officer is listed below:

Ashu Ladha, age 54, Director

Mr. Ladha was elected as a member of our board of directors on October 8, 2012. He also serves as a member of the Audit Committee. Mr. Ladha conceptualized and organized one of the most innovative home textiles businesses. He worked actively with KingFisher (UK) to establish its India office, global supply chain organizations and social responsibility programs. He has served as senior partner in ITI South Africa since 2000, as well as partner in a strategy and consulting company, a board member in few home furnishing companies and Architectural firm, and has an advisory position with investment funds.

Guy Elhanany, age 42, Director

Mr. Elhanany was elected as a member of our board of directors on October 8, 2012. He also serves as a member of the Audit Committee. Since 1995, Mr. Elhanany has served as the president of Ameri Builders, a general contractor that specializes in residential new construction, custom hills side residential building, and industrial work, besides building custom project for clients. Ameri Builders has engaged in the development of residential custom homes in the Los Angeles area since 1997.

Family Relationships

Neither Ashu Ladha nor Guy Elhanany has family relationship with any of the officers or directors of the Company.

Transactions with Related Persons

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements

Currently we have not entered into any employment agreement with these newly appointed directors. Ashu Ladha and Guy Elhanany will not receive any compensation as directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2012	LUXEYARD, INC.

	By:	/s/ Jerry Wilkerson
Jerry Wilkerson
Chief Financial Officer